Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated March 8, 2006 relating to the consolidated financial statements of Consolidated Water Co. Ltd. as of December 31, 2005 and for the year then ended and relating to managements’ assessment of internal controls and the effectiveness of internal controls over financial reporting as of December 31, 2005. We also consent to all references to our firm appearing in such Registration Statement.
/s/ Rachlin Cohen & Holtz LLP
Ft. Lauderdale, Florida
November 22, 2006